Exhibit 9.2

QUAD/GRAPHICS, INC.

FIRST AMENDMENT TO

AMENDED AND RESTATED
VOTING TRUST AGREEMENT

Dated as of

June 1, 2001

FIRST AMENDMENT TO

AMENDED AND RESTATED

VOTING TRUST AGREEMENT

Pursuant to the power reserved in Section 7.01 of the Quad/Graphics, Inc. Voting Trust Agreement between the signatories thereto, as Depositors, and Harry V. Quadracci, as Trustee (the “Initial Trustee”), originally dated September 1, 1982, and Amended and Restated April 29, 2000, (the “Voting Trust Agreement”), the Initial Trustee hereby amends the Voting Trust Agreement as hereinafter provided as of the 1st day of June, 2001.

The Voting Trust Agreement is hereby amended by deleting Section 1.08 in its entirety and inserting the following new Section 1.08:

“1.08       Trustees.  The term “Trustees”, as used in this Agreement, shall include the Initial Trustee and, upon their appointment and/or election pursuant to Article VI, each successor Trustee.”

The Voting Trust Agreement is hereby amended by deleting Section 1.11 in its entirety.

The Voting Trust Agreement is hereby amended by deleting Article VI in its entirety and inserting the following new Article VI:

ARTICLE VI
ELECTION AND REMOVAL OF TRUSTEES

6.01         Initial Trustee.  The Initial Trustee shall be Harry V. Quadracci who shall hold office until he resigns, dies or becomes incapacitated.

6.02         Successor Trustees.  Upon the resignation, death or incapacity of the Initial Trustee, the four persons listed on a writing signed and dated by the Initial Trustee and in existence at his death (“Trustee Designation Form”) shall be appointed as the First Successor Trustees.  If one or more of the First Successor Trustees does not become or ceases to be a Trustee, for any reason, the Second Successor Trustees listed on the Trustee Designation Form shall be appointed as successors to serve in the order named.  In the event that conflicting directions are contained in two or more Trustee Designation Forms executed by the Initial Trustee pursuant to this paragraph, the direction contained in the Trustee Designation Form of the most recent date shall control.  All of these appointments subject to the unilateral ability of the Initial Trustee (i) to amend a Trustee Designation Form by signing and dating a new Trustee Designation Form and (ii) to amend this Agreement as provided in Section 7.01(a).  Each Trustee shall hold office until he or she resigns, dies, becomes incapacitated or is removed in accordance with Section 6.03.  There shall be four (4) Trustees at all times after the Initial Trustee ceases to serve.  In the event that there are less than four (4) Trustees, and all of the trustees listed on the Trustee Designation Form, for any reasons, do not become or cease to be Trustees, the remaining Trustees shall unanimously appoint a sufficient number of Trustees so that there shall be four (4) Trustees.  In the event that there are no Trustees, four (4) successor Trustees shall be appointed by the vote of the Beneficiaries holding Trust Certificates representing at least fifty percent (50%) of the Stock then held hereunder.

6.03         Removal. The Initial Trustee may not be removed as a Trustee at any time, with or without cause.  Any other Trustee may be removed by unanimous vote of the other Trustees.

6.04         Eligibility.  In order to be eligible for election to and continuation as a Trustee, an individual need not be a director of the Company or a Beneficiary.  No person shall be eligible to serve, or shall serve, as Trustee who directly or indirectly owns, manages, operates or otherwise engages in (whether as proprietor, partner, stockholder, member, director, officer, employee, consultant, agent or otherwise) a business competitive with the business then being conducted by, or planned to be conducted by, the Company or any subsidiary or affiliate thereof; except that such person shall be permitted to own not more than 2% of the outstanding shares of any business whose shares are listed for trading on a  securities exchange registered with the

Securities and Exchange Commission or the automated quotation system of a registered securities association.

6.05         Incapacitated.  For purposes of this Article VI, a Trustee shall be deemed to be “incapacitated” (a) upon the appointment of a guardian for such Trustee by a court of competent jurisdiction of the state in which such Trustee is then a resident; or (b) by delivery to the remaining Trustees hereunder, if any, otherwise to each of the Beneficiaries, of a written certification from each of two physicians duly licensed to practice medicine in the state in which the Trustee is then a resident that such physician has examined such Trustee and that such Trustee is incapable of giving prompt, rational and prudent consideration to business and financial matters for reasons other than temporary physical or mental illness or injury and, if such Trustee is the Initial Trustee, the four (4) successors who would become Trustees if the Initial Trustee were to then cease to serve unanimously determine in good faith that the Initial Trustee is incapable of giving prompt, rational and prudent consideration to business and financial matters for reasons other than temporary physical or mental illness or injury.

6.06         Resignation.  Any Trustee may resign at any time by giving written notice of his or her resignation to each remaining Trustee, or if there are none, to all Beneficiaries.

The Voting Trust Agreement is hereby amended by deleting Section 7.01(b)(i) in its entirety and inserting the following new Section 7.01(b)(i):

“(i) The proposed Amendment must be adopted by a unanimous vote of the Trustees.  The Trustees shall give notice of the proposed Amendment to all Beneficiaries.”

The Voting Trust Agreement is hereby amended by deleting Section 7.02 in its entirety and inserting the following new Section 7.02:

“7.02.      Term.  The original term of this Trust began on September 1, 1982 and be perpetual.”

The Voting Trust Agreement is hereby amended by deleting Section 7.04(b) in its entirety and inserting the following new Section 7.04(b):

“(b)         Other Withdrawals.  The Trustees, upon unanimous vote, may allow a Beneficiary to withdraw from the Trust any part or all of the Stock represented by Trust Certificates held in such Beneficiary’s name; provided however that if such withdrawal is by a Beneficiary who is neither the Initial Trustee nor his then current spouse, if any, one of his lineal descendants, the spouse of one of such descendants or a trust of which any of the foregoing persons is a beneficiary, prior to and as a condition to such withdrawal, the Trustees shall, if any of the shares of such Stock are not shares of Class A Common Stock, convert such shares of Stock into shares of Class A Common Stock in accordance with the Company’s Restated Articles of Incorporation, as amended from time to time.  Any Beneficiary may also be required at any time, by unanimous action of all the Trustees or Beneficiaries, except any Beneficiary concerning whom the vote is being taken, to withdraw the shares of Stock represented by the Trust Certificates held by him or her.”

IN WITNESS, WHEREOF the Initial Trustee has executed this Agreement on the day and year indicated below.

INITIAL TRUSTEE	DATE OF EXECUTION

/s/ Harry V. Quadracci	06/01/01
Harry V. Quadracci